Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Updates Start-up Progress at Scott Biodiesel Refinery

in Greenville, Mississippi

Announces Management Realignment for Long-Term Focus

HOUSTON, TX – December 4, 2007 – Nova Biosource Fuels, Inc. (AMEX: NBF) announced today start-up operations are continuing to progress at the 20 million gallon per year biodiesel refinery being constructed for Scott Petroleum along the Mississippi River in Greenville, Mississippi. The refinery has used a variety of feedstocks in sustained production runs using Nova’s proprietary, patented process technology. The ability of the biodiesel refinery to process feedstocks with higher free fatty acid (FFA)  levels provides a significant cost advantage because these feedstocks tend to cost less than feedstocks with lower FFA levels. Nova has contractual rights to obtain 50 percent of the biodiesel and glycerin production from the Scott refinery at a specified cost.

“The progress we are making at the Scott refinery is remarkable as we continue to gain operational experience with processing large quantities of feedstocks of different varieties,” said Kenneth T. Hern, Chairman and CEO of Nova. “At Clinton County, we mastered the use of soy oil and blends of low FFA animal fats. At Sanimax, we successfully processed higher FFA feedstocks, including choice white, inedible beef tallow, yellow grease and corn oils extracted from dried distillers grains to consistently produce ASTM 6751 quality biodiesel. At Scott, we have processed additional higher FFA feedstocks, thereby demonstrating the competitive advantage of our technology, which allows the refinery managers to select the lowest cost feedstock available in the region. We believe the Nova process results in a reliable, consistent high quality biodiesel and distinguishes our product from the biodiesel produced using the traditional process. Our progress to date is entirely due to the tireless dedication and efforts of our project engineers and managers and I thank them for their service.”

Nova previously received its certificate of substantial completion as of September 10, 2007 for the biodiesel refinery built for Sanimax Energy, Inc. in DeForest, Wisconsin — the second of three biodiesel refineries Nova was contracted to build for third parties. The 20 million gallon per year Sanimax facility will continue to produce ASTM 6751 quality biodiesel from a variety of feedstocks with higher FFA levels. The first biodiesel refinery built for third parties was the 10 million gallon per year plant in Clinton County, Iowa, which achieved substantial completion on April 13, 2007 and was purchased by Nova on September 28, 2007.

Nova also announced that its 60 million gallon per year biodiesel refinery under construction in Seneca, Illinois continues on pace to be mechanically complete by the end of 2007 and ready to commence start-up operations in February 2008.  Pictures of the refinery and construction progress can be found at Nova’s Web site www.novabiosource.com.

“We are very pleased that we are almost complete with our obligations to build biodiesel refineries for third parties and focus on building plants to produce biodiesel for our own use,” said Mr. Hern. “In light of our progress to date, we have decided to realign our management team to prepare for our long term growth and I have asked Rusty Sammons and Dick Talley to take the lead on our operations while Jody

Powers focuses on long term projects.”  Accordingly, effective December 1, 2007, Jody Powers resigned as Chief Operating Officer and director and agreed to serve as an assistant to the Chief Executive Officer to perform such duties as the Chief Executive Officer may request. Mr. Powers’ duties as Chief Operating Officer will continue to be performed by Rusty Sammons, Nova’s Vice President of Refining Operations, and Dick Talley, Nova’s Vice President of Technology and Projects, who will each report directly to Kenneth T. Hern, Chairman and Chief Executive Officer.

“This company owes a great debt to Jody Powers, who led our engineering and project team at a critical time through the construction and commissioning of our three biodiesel refineries built for others,” said Mr. Hern. “He has been an outstanding leader and teacher to Rusty and Dick, who played instrumental roles in building and commissioning our first three biodiesel refineries, and has built a strong operational team.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is now focused on the operation of its 10 million gallon per year biodiesel refinery in Clinton, Iowa and on the construction and operation of three biodiesel refineries with production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.